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                                 EXHIBIT NO. 5


                    [Letterhead of Dechert Price & Rhoads]


                                 April 21, 1999

Board of Directors
Teleflex Incorporated
630 West Germantown Pike, Suite 450
Plymouth Meeting, Pennsylvania  19462

          Re:   Teleflex Incorporated Deferred Compensation Plan
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Dear Lady and Gentlemen:

          This opinion is furnished to you in connection with a registration statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of $6,000,000 of Deferred Compensation Obligations that represent unsecured obligations of the Company to pay deferred compensation in the future (the "Obligations"). The Obligations are to be offered and sold under the Teleflex Incorporated Deferred Compensation Plan (the "Plan").

          We have acted as counsel for the Company and are familiar with the actions taken by the Company in connection with the Plan. For purposes of this opinion we have examined the Plan and such other documents, records, certificates and other instruments as we have deemed necessary or appropriate for the purposes of the opinion expressed herein.

          Based on the foregoing, we are of the opinion that, when issued pursuant to the terms of the Plan, the Obligations will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and the terms of the Plan, except as enforceability (i) may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally, and (ii) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
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          We hereby consent to your filing this opinion as an exhibit to the
Registration Statement.

          It is understood that this opinion is to be used only in connection with the offer and sale of the Obligations while the Registration Statement is in effect.

                              Very truly yours,


                              /s/ Dechert Price & Rhoads

                              DECHERT PRICE & RHOADS